Exhibit 99.1

October 16, 2012

To Our Members:

The Federal Home Loan Bank of Chicago expects to report net income of $90 million for the third quarter of 2012 when we file our third quarter Form 10-Q report with the Securities and Exchange Commission next month. Earnings were again driven by strong net interest income, and also benefited from reduced other-than-temporary impairment (OTTI) charges on our private-label mortgage-backed securities (MBS) portfolio. Net income was significantly lower than third quarter earnings last year, but the third quarter of 2011 was characterized by significant gains from hedging activities and a settlement related to a dispute over some of our private-label MBS.

Key Initiatives and Goals

Our overarching goal is to build a member-focused Home Loan Bank: one that delivers the products and services that you need to effectively manage your organization and offer competitive products in your community. To succeed, we need to remain financially strong and profitable while limiting our risks. Our focus is to deliver the value of our funding advantage through our products and services while paying a reasonable return on your capital investment in the Bank. As a cooperative, the scale of our member-focused Bank will be a direct reflection of the business our members do with the Bank. We strive daily to help you maximize the value of your membership. We have added products, services, and educational/training programs over the past year to provide information and examples of how you can put our expertise to work for you every day.

Member Outreach
We are changing the ways we reach out to you in meetings in your offices, smaller gatherings, and larger regional settings. For individual meetings, we balance our research about your institution with attention to your concerns to make sure that, together, we craft the custom solutions that are right for your asset liability management and investment strategies.

Our expanded regional meetings begin this week in Madison and Wausau and continue in Illinois through November 2. These meetings will combine updates from Bank management with presentations from Tom Farin of Tom Farin and Associates and Frank Farone from Darling Consulting. In addition, we are making FHLBC staff available to hold small-group training sessions on product-specific topics.

Some of you have taken advantage of training sessions that we held in the Bank earlier this year on ASC 815 Accounting for Derivatives, Excel Macros for ALM, and Swaps and Derivatives. We have also spoken at several trade association meetings on topics ranging from the Mortgage Partnership Finance® (MPF®) Program to asset liability management.

Our final training session of the year will be “ALM for Boards of Directors” on November 8 at the Union League Club in Chicago. Jim Clarke, who has taught Economics and Finance at Villanova University, and is a frequent consultant to Boards of Directors, will lead that day-long session for your Board members.

We are already planning our second Management Conference to be held in Chicago on August 8 and 9 of next year. Reviews from members who attended the conference last July were overwhelmingly positive and we look forward to once again providing our members a chance to network with each other as they hear from distinguished guest speakers. Please mark your calendar and look for more details in early 2013.

Developing New Advances Products, Structures, and Solutions
We are working to expand the number and enhance the structure of our product offerings. For example, members have shown interest in our forward-starting advance, which locks in today's low rates for future borrowings, and advances with symmetrical prepay options. In addition, we can customize amortization schedules of existing product structures to meet your specific requirements. Our newly formed Member Advisory Group met for the first time in August and much of the discussion revolved around potential new product structures. We want you to consider us a resource for resolving your balance sheet challenges by providing an advances-based solution that meets the unique requirements of your institution.

Letters of Credit
Letters of credit from the FHLBC can provide you a significant, cost-effective benefit of your membership. We recently reduced our pricing for all letters of credit to back public unit deposits (PUDs) to 5.5 basis points. We are reaching out to members and municipalities and other PUD beneficiaries to let them know that the FHLBC can provide this “win-win” product: safety for the beneficiaries' deposits at an attractive price to members. Our letters of credit team is also available for joint calls with your beneficiaries to introduce them to the Bank.

Collateral Expansion and Ease of Use
We recognize that increasing your use of the Bank's credit products depends in part on collateral eligibility. We are closely examining our approach to collateral eligibility and valuation and expect to implement more changes in 2013. We want to work with you to make it easier to pledge more types of collateral to the Bank so that some securities will be freed up for liquidity or other purposes. And, we want you to receive the highest value possible for your pledged collateral, given market conditions, so that you have more capacity for borrowing, whether for anticipated or unanticipated needs.

We are also working on making our member website, eBanking, easier to use. In 2013, additional features will be available. Members will have the ability to initiate some transactions online, including letters of credit to back public unit deposits, some commonly used advances, Affordable Housing Program applications, safekeeping transactions, and wire transfers. You will receive more information about the January improvements next month.

MPF Program
This year, we have experienced a substantial increase in volume in the MPF Program in our District, as well as across the FHLBank System. Many of our members have joined or rejoined the program this year. Also, we are in various stages of discussions with several Home Loan Banks that have not been active in the program recently, but are planning to offer their members the MPF Xtra® product, the traditional on-balance sheet products, or both. The growth in participation in the program across the System is important for FHLBC shareholders as new MPF volume increases fee income to the FHLBC. The growth is also important given the state of uncertainty around housing reform. The MPF Program provides important access to the secondary market for members and demonstrates the value of local underwriting. This will assist us in positioning the FHLBC and the FHLBanks in general as discussions continue on housing finance reform.

Since the beginning of 2012, our Bank has added or reactivated 34 participating financial institutions (PFIs) that are using MPF Xtra, many for the first time. Since the launch of the MPF Xtra product, our Chicago members alone have used it to fund nearly $10 billion of mortgage loans to their customers. Members from other FHLBank districts have funded an additional $4 billion of loans using the MPF Xtra platform, which we operate. Leveraging our staff, whether on the help desk or in complimentary training sessions and webinars, with your mortgage origination business continues to set this program apart.

Community Investment/Affordable Housing Programs
The potential for us to integrate our community investment programs, including discounted advances for eligible projects, with your social investment goals is a regular part of our member discussions. At the regional meetings we will celebrate the accomplishments of several members and their community investment partners with our Community First Partnership Awards. Four partnerships will be recognized for their ongoing commitment to projects including financial literacy, housing initiatives to support low-income families, and a community center committed to “green” education and neighborhood services. And, in November we will announce our Affordable Housing Program grants for 2012.

We are making progress toward the implementation of the $50 million fund established last year to supplement our current affordable housing and community investment programs. Pending approval from our regulator, we anticipate that the fund will be a sustainable, revolving loan fund targeting organizations that invest in local projects that increase the stock of affordable housing and/or support economic development and job growth across our district of Illinois and Wisconsin. We are calling on your help to identify potential partner intermediaries that would borrow from the fund. Please visit our website, www.fhlbc.com, for more information on the fund and the survey that can be forwarded to community investment organizations, housing agencies, community development financial institutions, and others you think could partner with us in your community. We look forward to providing more information about the operation of the fund early next year.

Third Quarter 2012 Financial Highlights

•	We recorded net income of $90 million for the third quarter of 2012, 36% less than net income of
$141 million in the third quarter of 2011, a quarter characterized by significant gains on hedging activities and a settlement related to a dispute over some of our private-label MBS. Year-to-date net income of $275 million is 32% ahead of net income of $208 million for the first three quarters of 2011. Earnings for the third quarter are the result of a strong base of net interest income, reduced OTTI charges (less than $1 million compared to $14 million in the third quarter of last year), and an increase in prepayment fee income. Net interest income of $140 million was 7% higher than net interest income of $131 million in the third quarter of last year, in part because maturing debt was reissued at lower rates. While we continue to generate sound net interest income, we cannot predict the impact on future earnings of prepayment fees, OTTI credit losses, or hedging expenses.

•
Advances outstanding at September 30, 2012, were $13.5 billion, 12% lower than the year-end level of $15.3 billion, primarily due to lower borrowings from a few of our largest members. Increasing advances and sustaining increased levels of advances are fundamental to the success of our strategic transformation, but we recognize that we must invest time to bring on new members and introduce current members to new solutions that use advances as part of their ongoing funding strategies. We have added 12 new members in 2012, including five insurance companies, four banks, and three credit unions. An additional insurance company is currently in the process of applying for membership. We are talking to all of our members - including those with significant liquidity on their balance sheets - about how advances can benefit their long-term earnings and interest rate risk management goals even in this extraordinary low-rate environment.

•
MPF loans held in portfolio were $11.3 billion at the end of the third quarter, down $2.8 billion (20%) from $14.1 billion at year-end 2011. The reduction is consistent with our 2008 decision not to add MPF loans to our balance sheet. MPF Xtra loan volume was $1.0 billion for our PFIs and $2.0 billion for the program overall during the quarter. In addition, some members are selling loans through traditional risk-sharing MPF products, which are participated to another Home Loan Bank.

•
Total investment securities decreased $2.4 billion (6%) from year-end 2011 to $36.3 billion at the end of the third quarter of 2012, as investments matured or paid down. Total assets fell $4.8 billion (7%) from year-end 2011 to $66.4 billion at September 30, 2012. We anticipate that the overall size of the Bank will continue to fall as MPF loans and investment securities mature or pay down.

•
As a result of our net income, our retained earnings have grown to $1.6 billion, providing a level of protection for member capital. In addition, our profitable results and retained earnings have made it possible to fulfill our commitment to return liquidity to members' investments in the Bank through the repurchase and redemption of $1.4 billion in capital stock since late 2011. We have announced that we plan to repurchase $100 million of excess capital stock on November 15, 2012; please return your repurchase request to the Bank by October 31, 2012.

•	We are in compliance with all of our regulatory capital requirements.

Summary

Please refer to the attached unaudited and preliminary Condensed Statements of Income and Statements of Condition. Once we file our third quarter Form 10-Q, you will be able to access it through our website, www.fhlbc.com, or the SEC's reporting website, www.sec.gov/edgar.

As always, I would like to thank all of you for your membership in the Federal Home Loan Bank of Chicago. We are pleased by member response to our outreach, including business in the pipeline such as forward-starting advances and the potential for increased volume in loans sold into the MPF Program as the number of new and active PFIs grows. We are working to become the Home Loan Bank focused on your funding and social investment strategies and invite your views on our products, services, and strategies.

Best regards,

Matt Feldman
President and CEO

P.S. Please don't forget to vote in the Board of Directors election underway. In Illinois, members can vote for member director candidates and independent directors. Wisconsin members do not have a contested member seat, so we ask you to consider voting in the independent director election. The deadline for the Bank to receive your paper ballot by mail is October 26, 2012. If you have questions about the election, please contact Sue Krzus at skrzus@fhlbc.com.

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining that our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” and “MPF Xtra,” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended September 30,			For the nine months ended September 30,
	2012	2011	Change	2012	2011	Change
Interest income	$466	$559	(17)%	$1,476	$1,714	(14)%
Interest expense	326	425	(23)%	1,039	1,325	(22)%
Provision for credit losses	—	3	(100)%	8	12	(33)%
Net interest income	140	131	7%	429	377	14%
Other-than-temporary impairment (credit loss)	—	(14)	100%	(15)	(57)	74%
Other non-interest gain (loss)	(12)	75	(116)%	(18)	28	(164)%
Non-interest expense	28	36	(22)%	90	101	(11)%
Assessments	10	15	(33)%	31	39	(21)%
Net income	$90	$141	(36)%	$275	$208	32%

Net yield on interest-earning assets	0.84%	0.73%	0.11%	0.85%	0.65%	0.20%

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	September 30, 2012	December 31, 2011	Change
Cash and due from banks	$25	$1,002	(98)%
Federal Funds sold and securities purchased under agreement to resell	4,997	1,775	182%
Investment securities	36,304	38,728	(6)%
Advances	13,531	15,291	(12)%
MPF Loans held in portfolio, net	11,266	14,118	(20)%
Other	321	341	(6)%
Total assets	$66,444	$71,255	(7)%

Consolidated obligation discount notes	$27,231	$25,404	7%
Consolidated obligation bonds	33,366	39,880	(16)%
Subordinated notes	1,000	1,000	—%
Other	1,515	1,679	(10)%
Total liabilities	63,112	67,963	(7)%

Capital stock	1,702	2,402	(29)%
Retained earnings	1,593	1,321	21%
Accumulated other comprehensive income (loss)	37	(431)	109%
Total capital	3,332	3,292	1%
Total liabilities and capital	$66,444	$71,255	(7)%